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                                                                  Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 7, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Securitas Acquisition Corporation, by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock (Including the Associated Preferred Stock Purchase Rights) of Burns International Services Corporation at $21.50 Net Per Share In Cash by Securitas Acquisition Corporation an indirect wholly owned subsidiary of Securitas AB Securitas Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Securitas AB, a joint stock company organized under the laws of Sweden ("Securitas"), is offering to purchase all issued and outstanding shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), including the associated rights to purchase Series A Participating Cumulative Preferred Stock, issued under the Rights Agreement (as defined in Section 1.2 of the Agreement and Plan of Merger) (the "Rights" and together with the Company Common Stock, the "Shares"), of Burns International Services Corporation, a Delaware corporation (the "Company"), at a price of $21.50 per share of Company Common Stock or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.

The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.
The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute a majority of the then outstanding Shares on a fully
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diluted basis on the date the Shares are accepted for payment. The Offer also is subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer. As used herein, "fully diluted basis" takes into account the exercise of all outstanding options and other rights and securities exercisable into Shares. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 3, 2000, by and between the Company, Securitas and Purchaser (the "Merger Agreement"), pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than Shares held in the treasury of the Company, Shares owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company and Shares, if any, held by stockholders who perfect their appraisal rights under Delaware Law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount equal to $21.50 per share in cash (the "Per Share Amount").
As an inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, the Company has entered into a Stock Option Agreement, dated as of August 3, 2000, with Securitas, pursuant to which, among other things, the Company has granted Securitas an option to purchase up to the number of shares of Company Common Stock which represents 19.9% of all shares of Company Common Stock which are issued and outstanding immediately prior to the exercise of the Option (the "Option Shares") at a cash purchase price per Share equal to the Per Share Amount (the "Company Option"). The Company Option only can be exercised under certain circumstances described in Section 11 of the Offer to Purchase. As an additional inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, certain stockholders of the Company, who beneficially own the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I of the Stockholders' Agreement, have entered into a Stockholders Agreement, dated as of August 3, 2000 (the "Stockholders' Agreement"), with Purchaser and Securitas. Pursuant to the Stockholders' Agreement, each stockholder has, among other things, agreed to validly tender, pursuant to the Offer, all Shares owned by them, as well as any Shares acquired by them after the date of the Stockholders' Agreement, and not thereafter withdraw such tender. Such stockholders agreed to grant to Securitas a proxy with respect to voting of such Shares and granted to Securitas an option to purchase such Shares. The Stockholders' Agreement is further described in
Section 11 of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to The Bank of New York, as depositary (the "Depositary"), of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.
Subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to
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Purchase, by giving oral or written notice of such extension to the Depositary.
Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's shares.
Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the expiration date. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security
Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an
"Eligible Institution") except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.
The Company has provided Purchaser with the Company's stockholder lists and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares.
The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefore. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and
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any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 of the Offer to Purchase. The Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, subject to (a) the terms of the Merger Agreement, which contain certain conditions that may not be waived and modification that may not be made without the consent of the Company, and (b) the rules and regulations of the Commission. The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its telephone number listed below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. Neither Purchaser nor Securitas will pay any fees or commissions (other than to the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is:
Mackenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com
or
Call Toll-Free (800) 322-2885
August 7, 2000